Exhibit 10.1

July 12, 2011

Mr. John M. Connolly

c/o Bain Capital Ventures

111 Huntington Ave.

Boston, MA 02119

Dear John,

Reference is hereby made to the Offer Letter dated March 8, 2011 between you and The Princeton Review, Inc. (the “Company”). The purpose of this letter (the “Amendment”) is to amend certain provisions of the Offer Letter to extend the term of the Offer Letter and modify the compensation you will receive for serving as the Company’s interim Chief Executive Officer. Unless otherwise defined herein, capitalized terms used in this Amendment shall be as defined in the Offer Letter.

1. Amendment. The first sentence of Paragraph 1 of the Offer Letter is hereby amended by deleting both references to “four month anniversary” and replacing them with the phrase “eight month anniversary”.

2. RSU Awards. In lieu of Additional RSU Awards for each month in the four-month period beginning July 8, 2011, the Company shall grant to you awards of Restricted Stock Units under the Plan (such grants, the “Revised RSU Awards”), as follows:

Vesting Start Date	Number of RSUs
July 8, 2011	240,385
August 8, 2011	240,385
September 8, 2011	240,384
October 8, 2011	240,384

Each Revised RSU Award shall be granted to you pursuant to a separate award agreement under the Plan to be executed effective as of each applicable Vesting Start Date, shall vest in full on the one-month anniversary of the Vesting Start Date, and shall be settled and paid to you in shares of the Company’s common stock no later than 30 days following the applicable vesting date. If the Company does not have sufficient shares available for issuance under the Plan to cover the full number of shares to be issued under an applicable Revised RSU Award, then the Company shall have the option, in lieu of issuing shares, to pay you a cash amount of $0.2080 per share for each share of the applicable Revised RSU Award that exceeds the number of shares available under the Plan. Notwithstanding the foregoing, if the Company terminates your employment for Cause you shall forfeit your right to receive any unvested and/or unpaid portion of any Revised RSU Award.

3. Cash Compensation. The Company shall pay to you a monthly salary of $100,000, net of any tax or other amounts required to be withheld by the Company under applicable law.

4. No Other Amendments. Except to the extent specifically amended hereby, the Offer Letter is unmodified and remains in full force and effect. All provisions of Section 6 (Miscellaneous) of the Offer Letter are applicable to this Amendment with the same force and effect as if fully set forth herein.

Please indicate your acceptance of this Amendment by signing and dating the enclosed copy of this Amendment and returning it to the Company no later than July 12, 2011.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	EVP & CFO

Accepted and Agreed:

/s/ John M. Connolly
John M. Connolly

Date: July 12, 2011